Exhibit 10.2

                            AIMSI TECHNOLOGIES, INC.



                                          April 20, 2005

Mr. Edward Lapsa AIMSI Technologies, Inc.
702 South Illinois Avenue, Suite 203
Oak Ridge, Tennessee  37830

Dear Mr. Lapsa:

      As a result of the recent indictment of Reginald Hall and others, alleging criminal conduct in connection with the administration of various subcontracts with the federal government contractor responsible for the management of the Oak Ridge National Laboratory, the Board of Directors of the Company, on April 11, 2005, authorized, among other things, a leave of absence for Mr. Hall from his positions as Chairman of the Board, President and Chief Executive Officer of the Company, and as an officer, director and employee of its wholly owned subsidiary, Advanced Integrated Management Services, Inc., a Tennessee corporation, and all other subsidiaries of the Company (collectively, the "Subsidiaries").

      The Board of Directors of the Company desires to appoint you as the interim President and Chief Executive Officer of the Company and the Subsidiaries, and you have agreed to accept such appointment, subject to the following terms and conditions, by which you and the Company intend to be legally bound:

      1. Effective immediately, you hereby agree to serve as President and Chief Executive Officer of the Company and the Subsidiaries on an interim basis. This appointment shall continue until the Company notifies you otherwise, at which time you will resume your former non-officer position as the Company's Vice President of Research and Development in accordance with the original terms and conditions of your employment, including the rate at which your services to the Company were budgeted.

      2. You shall be paid an annual salary of $168,000, which is equivalent to the rate that is presently budgeted for your services as the Company's Vice President of Research and Development, and you shall retain the benefits that your presently entitled to.

      3. The Company shall indemnify you, to the fullest extent permitted by applicable law, for any actions taken by you in good faith in the course of performing your duties on behalf of the Company and the Subsidiaries or if you are made a party to any proceeding relating to actions taken prior to your appointment as interim President and Chief Executive Officer. Such indemnification shall include reasonable attorneys' fees and all other reasonable expenses incurred by you in connection with any action or proceeding to which you are made a party, and shall apply regardless of whether you are employed by the Company and the Subsidiaries at such time.

      4. The Company shall cooperate with you to enter into an agreement under which it would compensate you for a specified period of time following its termination of your employment for reasons other than for cause or your voluntary termination.

      5. This letter agreement may be executed in one or more counterparts, each of which shall constitute an original copy of this letter agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

      6. This letter agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous, oral or written, express or implied, agreements and understandings with respect to such subject matter.

      7. This letter agreement shall not be amended, modified or terminated unless in writing and signed by you and a duly authorized representative of the Company.

      If the foregoing accurately reflects our agreement, please indicate your by acceptance signing your name in the space provided below.

                                          Sincerely,

                                          /s/ Roland Edison

                                          Roland Edison
                                          Chairman of the Board - AIMSI
                                          Technologies, Inc.

Agreed and accepted:


/s/ Edward Lapsa
--------------------
Edward Lapsa